FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-203363
January 24, 2017

Nordic Investment Bank

USD 1,250,000,000 2.125% Global Notes due February 1, 2022

Final Term Sheet

Final Terms and Conditions as of January 24, 2017

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	USD 1,250,000,000 SEC Registered Global
Coupon:	2.125% per annum, on a semi-annual basis
Interest Payment Dates:	February 1 and August 1 in each year, starting on August 1, 2017 up to and including the Maturity Date
Maturity Date:	February 1, 2022
Settlement Date:	February 1, 2017
Public Offering Price:	99.939%
Benchmark:	UST 2.000% due December 31, 2021
Benchmark Yield:	1.903%
Managers:	Citigroup Global Markets Inc., J.P. Morgan Securities plc, RBC Capital Markets, LLC and The Toronto-Dominion Bank
Denominations:	USD 200,000 and integral multiples of USD 1,000 thereafter
CUSIP / ISIN:	65562QBE4 / US65562QBE44

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

https://www.sec.gov/Archives/edgar/data/357024/000119312516733206/0001193125-16-733206-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312516622986/0001193125-16-622986-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312516586467/0001193125-16-586467-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515184978/0001193125-15-184978-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312514193792/0001193125-14-193792-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515126284/0001193125-15-126284-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515222948/0001193125-15-222948-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312515225411/0001193125-15-225411-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312516586503/0001193125-16-586503-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1-800-831-9146, J.P. Morgan Securities plc at +44-20-7134-1470, RBC Capital Markets, LLC at +1-866-375-6829 or The Toronto-Dominion Bank at +44-207-628-2262.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.